EXHIBIT 99

Press Release

Valley Financial Corporation

November 2, 2005

FOR RELEASE 8:00 a.m. November 2, 2005

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Senior Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION RESTATES QUARTERLY CONSOLIDATED

FINANCIAL RESULTS — 3rd QUARTER MUCH BETTER THAN PREVIOUSLY REPORTED

ROANOKE, VIRGINIA. November 2, 2005 — Roanoke-based Valley Financial Corporation (OTC - VYFC) announced today a restatement of its consolidated financial results for the quarter ended September 30, 2005. The consolidated financial results for the nine-month period ended September 30, 2005 are correct as reported on October 21, 2005. “Our internal review discovered a computational error that resulted in an underreporting of net income for the quarter ended September 30, 2005 and a second, unrelated, computational error that resulted in an overstatement of our return on average shareholders’ equity for the quarter” stated Ellis L. Gutshall, President and Chief Executive Officer. “We have added an additional level of review of the calculations which comprise our earnings releases in the future to avoid these types of inadvertent errors”, Mr. Gutshall commented.

On October 21, 2005, the Company reported net income for the quarter ended September 30, 2005 of $738,000 and a return on average shareholders’ equity of 11.73%. The Company’s actual results for the quarter ended September 30, 2005 was net income of $878,000 versus $666,000 in the third quarter of 2004, a 32% increase quarter over quarter. Return on average total assets was 0.79% for the quarter and return on average shareholders’ equity was 11.59%, compared with 0.74% and 11.13% respectively, reported for the same period in 2004. Fully diluted earnings per share amounted to $0.21 for the quarter ended September 30, 2005; an increase of 24% over the same quarter of 2004.

Press Release

Valley Financial Corporation

November 2, 2005

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and investment activities, and incorporates a link to extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

Press Release

Valley Financial Corporation

November 2, 2005

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30 2005	December 31 2004	September 30 2004
Total assets	$462,295	$373,979	$364,661
Total loans	379,240	282,776	270,353
Investments	59,678	71,475	75,131
Deposits	350,016	279,333	277,166
Borrowed funds	79,768	64,004	61,776
Stockholders’ equity	30,050	28,316	24,094
Non-performing assets to total assets	0.15%	0.10%	.07%
Loans past due more than 90 days to total loans	0.16%	0.08%	0.00%
Allowance for loan losses to net loans	1.06%	1.07%	1.13%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$7.44	$6.94	$6.28

Press Release

Valley Financial Corporation

November 2, 2005

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS - RESTATED

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2005	2004	2005	2004
Interest income	6,435	4,595	17,208	12,868
Interest expense	2,912	1,834	7,478	5,003
Net interest income	3,523	2,761	9,730	7,865
Provision for loan losses	455	331	1,180	578
Net interest income after provision for loan losses	3,058	2,430	8,550	7,287
Noninterest income	548	345	1,320	1,005
Noninterest expense	2,386	1,879	6,748	5,633
Net income before taxes	1,230	896	3,122	2,659
Provision for income taxes	352	230	852	689
Net income	878	666	2,270	1,970
Basic net income per share	$0.22	$0.18	$0.56	$0.53
Diluted net income per share	$0.21	$0.17	$0.53	$0.49
Return on average total assets	0.79%	0.74%	0.74%	0.78%
Return on average total equity	11.59%	11.13%	10.31%	11.61%
Yield on earning assets (TEY)	6.20%	5.49%	5.93%	5.50%
Cost of funds	2.83%	2.19%	2.62%	2.13%
Net interest margin	3.43%	3.34%	3.39%	3.40%
Overhead efficiency ratio (core)	57.05%	58.25%	59.20%	60.72%